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The Board of Directors
DSL Group Limited:

     We consent to the incorporation by reference in the Amendment No. 1 to Registration Statement (No. 333-38765) on Form S-3, Amendment No. 1 to Registration Statement (No. 333-38759) on Form S-4 and Registration Statement (No. 333-71063) on Form S-8 of Armor Holdings, Inc. of our report dated 15 April 1997 relating to the consolidated profit and loss account and consolidated cash flow statement of DSL Group Limited and subsidiaries for the period from 3 June 1996 to 31 December 1996, which report appears in this Amendment No. 1 to Form 10-K of Armor Holdings, Inc. for the year ended 31 December 1998 and to the reference to our firm under the heading "Experts" in such registration statements.

/s/ KPMG
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KPMG
London, England
27 May 1999